Exhibit 10.6
February 27, 2018

Mr. Paul Stone

Dear Paul:

I am very pleased to confirm our offer of employment with The Hertz Corporation (the "Company" or "Hertz") for the position of Executive Vice President and Chief Retail Operations Officer, North America. This position will report directly to Kathryn Marinello, President and Chief Executive Officer and will be based out of the Estero, FL headquarters. Your start date will be March, 6, 2018.

Your base salary, paid on a bi-weekly basis, will be $21,153.85 which equates to an annualized salary of $550,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement.

You will be eligible to participate in the Hertz Incentive Plan beginning in 2018 which provides for a target payment of 100% of your eligible base salary. Notwithstanding that you will join Hertz in March 2018, you will eligible for a full payout of your target award for 2018. Actual payout is contingent upon the Company's performance and your individual performance. Details of this plan will be provided to you upon commencement of your employment. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will receive a one-time sign-on bonus in the gross amount of $200,000 less applicable taxes payable within 30 days of employment. Should you voluntarily end your employment or be terminated for cause within twelve months of your start date you will be required to pay back 100% of this award. Should you voluntarily end your employment or be terminated for cause between twelve and twenty-four months of your start date you will be required to pay back 50% of this award.

You will be eligible for an annual equity grant starting in 2018. Your annual target amount is $600,000. Your actual award each year will be determined and approved by the Compensation Committee of the Hertz Board of Directors, or its designee, and is subject to its sole and exclusive discretion for all key executives and key employees. Generally, awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Restricted Shares, Performance-based Restricted Stock Units, Performance Shares and stock options and are subject to the Committee's sole and exclusive discretion. Grants are made in accordance with the Company's Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover, once employment is commenced.

You will be eligible for a company provided vehicle for your personal and professional use. The service vehicle policy will be reviewed with you and a list of vehicles to choose from will be provided upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will be eligible for four weeks' vacation per the terms and conditions of The Hertz Corporation vacation policy.

You are eligible for relocation assistance according to the terms and conditions of Hertz's Employee Relocation Policy. The Company will provide reimbursement for expenses related to the sale and purchase of your primary home, temporary housing for up to eight (8) weeks in addition to movement of your household goods through a vendor selected by the Company. All relocation expenses are expected to be reasonable and customary for the area and are subject to pre-approval by the Company. This assistance will be available for twelve (12) months following the initiation of your relocation. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position, you will be required to reimburse the Company for 100% of the amount of the expenditures regarding your relocation in the first year and 50% in the second year. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Prior to the initiation of the relocation as well as receiving any relocation reimbursement, you will be required to execute a separate relocation agreement. In order to be eligible for relocation benefits you must use a real estate agent that is affiliated with our relocation vendor.

Hertz provides you the opportunity to participate in a comprehensive employee benefits program. On the first day of the month following your sixty days of employment, you are eligible to enroll in the Hertz Custom Benefit Program .

This benefits program offers you numerous coverage options for:

•	Medical

•	Dental

•	Vision

•	Life Insurance

•	Dependent Life Insurance

•	Accidental Death and Dismemberment

•	Long Term Disability

•	Dependent Care Flexible Spending Account

•	Health Care Flexible Spending Account

•	Annual Executive Physical

You will also be eligible for reimbursement up to $4,000 annually for Financial Planning Services with the provider of your choice.

Additionally, you will be eligible for the Hertz Income Savings Plan (401k) on August 1st 2018. Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation ( subject to IRS limits for this purpose ) you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. You are always 100% vested in the Company matching contributions and your contributions you make to the Plan and any related investment earnings.

It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement. Please review this document carefully and obtain independent legal advice if you wish.

It is also a fundamental term and condition of your employment that:

(i)You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have form any third party, including but not limited to any current or former employer.

(ii)You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii)You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv)During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v)You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company's policies and procedures.

(vi)You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii)You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney's fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii)You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The foregoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company, and if the breach is because the amounts you certified that your forfeited with your current employer are incorrect, you will be required to repay Hertz any amount you receive based on such certification. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representation and warranty.

In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, you will be paid severance in accordance with the Senior Executive Severance Plan which provides for a severance payment equal to 18 months of your salary and bonus.

Payment of any such severance shall be contingent upon the execution of a General Release including non-competition and non-disclosure provisions.

Per Hertz's standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either your or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

Paul, we are pleased you are considering joining Hertz and look forward to the opportunity to work with you.

Very truly yours,

/s/ MURALI KUPPUSWAMY

Murali Kuppuswamy
Executive Vice President and Chief Human Resources Officer

ACCEPTANCE

I, Paul Stone, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

/s/ PAUL STONE        2-28-18

Signature        Date

cc: Kathryn Marinello